Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            ULTRALIFE BATTERIES, INC.

      The undersigned, Peter F. Comerford, being the Assistant Secretary of ULTRALIFE BATTERIES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      1. The name of the corporation is ULTRALIFE BATTERIES, INC. (the "Corporation"), The Corporation was originally incorporated under the name Ultralife Technologies, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 14, 1990 and amended on April 3, 1991, May 1, 1991, January 23, 1992, January 2, 1996 and
            July 21, 1999.

      2. The Corporation's Certificate of Incorporation is hereby amended by striking out the first sentence of ARTICLE FOURTH and replacing it with the following new first sentence of ARTICLE FOURTH:

                  Capitalization.  The total  number of shares of stock that the
            Corporation shall have authority to issue is 40 million shares of Common Stock, par value $.10 per share (the "Common Stock") and 1 million shares of Preferred Stock, par value $.10 per share (the "Preferred Stock").

      3. This Amendment of the Certificate of Incorporation was duly adopted by the Board of Directors of this Corporation at a meeting held on September 15, 2000, at which the Board directed that this proposed amendment be submitted to the Common Stockholders of this Corporation for their approval and adoption at the Annual Meeting of Stockholders to be held on December 5, 2000.

      3. At the Annual Meeting of the Corporation's Stockholders duly called and held on December 5, 2000, this proposed amendment was duly approved and adopted by a majority vote of all outstanding shares of this Corporation's Common Stock entitled to vote thereon.

      4.    This  Certificate of Amendment of Certificate of  Incorporation  was
            duly  adopted  in  accordance   with  Section  242  of  the  General
            Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, this Corporation has caused this Amendment of Certificate of Incorporation to be duly executed on this 21st day of December, 2000.

                              ULTRALIFE BATTERIES, INC.

                              BY: /s/ PETER F. COMERFORD
                                  ---------------------------------------
                                  PETER F. COMERFORD, ASSISTANT SECRETARY